FOR IMMEDIATE RELEASE	NEWS
November 14, 2024	NYSE: NGS
Exhibit 99.1

Natural Gas Services Group, Inc.
Reports Third Quarter 2024 Financial and Operating Results;
Increases FY 2024 Adjusted EBITDA Guidance

MIDLAND, Texas November 14, 2024 (GLOBE NEWSWIRE) Natural Gas Services Group, Inc. (“NGS” or the “Company”) (NYSE:NGS), a leading provider of natural gas compression equipment, technology, and services to the energy industry, today announced financial results for the three months ended September 30, 2024. The Company also updated its prior guidance for the full year, increasing its outlook for Adjusted EBITDA, along with providing a preliminary view of expected level of FY 2025 growth capital expenditures.

Third Quarter 2024 Highlights
•Rental revenue of $37.4 million, an increase of 35% when compared to the third quarter of 2023 and 7% sequentially.
•Net income of $5.0 million, or $0.40 per basic share, as compared to $2.2 million, or $0.18 per basic share in the comparable year-ago period and $4.2 million, or $0.34 per basic share for the quarter ended June 30, 2024.
•Adjusted EBITDA of $18.2 million, compared to $11.8 million in the third quarter of 2023 and $16.5 million in the second quarter of 2024. Please see Non-GAAP Financial Measures - Adjusted EBITDA, below.
•Cash flow generated from operating activities of $25.9 million for the third quarter of 2024 and $57.0 million for the nine months ended September 30, 2024
•Leverage ratio at September 30, 2024 of 2.25.
•Rented horsepower at quarter end of 475,534, a 19% increase over prior year and 5% sequentially.
•Horsepower utilization of 82.0%, up 330 basis points from September 30, 2023.

Management Commentary and Outlook
“We delivered another quarter of significant top and bottom-line growth, as well as a material increase in net cash provided by operating activities, as we further grow and optimize our business,” said Justin Jacobs, Chief Executive Officer. “Compression demand, particularly in the Permian Basin, remains robust. We continue to capitalize on our favorable industry position, innovative compression units, and strong customer relationships to increase investments in our large horsepower fleet as we look to drive growth in rental fleet horsepower, rental revenue, and cash flow.”

Jacobs continued, “We continue to evaluate new growth capital expenditure opportunities, which will help us further diversify our customer mix and generate strong returns in the years ahead. The pricing environment remains favorable and we feel that we have opportunities to continue our recent growth in horsepower at returns on invested capital projected above our target rate of 20%. We remain bullish on natural gas compression and the opportunities ahead, and we believe this higher level of investment will lead to meaningful and sustainable value creation for all NGS stakeholders.”

Corporate Guidance — 2024 and 2025 Outlook

The Company today provided updated guidance for the 2024 Fiscal Year ending December 31, 2024. Based on its performance through three quarters and outlook for the remainder of the year, the Company now expects Adjusted EBITDA to be in the range of $67 million to $69 million, an increase from its previously announced outlook of $64 million to $68 million. Note the Company entered Fiscal Year 2024 anticipating Adjusted EBITDA to be in the range of $58 million to $65 million.

Further, the Company now anticipates 2024 growth capital expenditures to be in the range of $65 million to $75 million, an update from its previously announced guidance of approximately $60 million to $80 million. The range of the FY 2024 guidance has tightened from the previous guidance as a result of a better view on the timing of the growth capital expenditures over the next five quarters. The range of expected growth capital expenditures for FY 2025 is $90 million to $110 million. To reiterate, all of the new units in construction are already under long-term contracts with customers. Maintenance capital expenditures for 2024 remain unchanged and are anticipated to be in the range of $8 million to $11 million. Similarly, the Company’s target return on invested capital remains unchanged at 20%.

Outlook
FY 2024 Adjusted EBITDA	$67 million - $69 million
FY 2024 Growth Capital Expenditures	$65 million - $75 million
FY 2024 Maintenance Capital Expenditures	$8 million - $11 million
FY 2025 Growth Capital Expenditures	$90 million - $110 million
Target Return on Invested Capital	At least 20%

Jacobs concluded, “We have multiple pathways to build on our industry-leading growth and drive shareholder value: fleet optimization, asset utilization (both unutilized units and non-cash assets), new rental units (both electric motor and natural gas engine), and accretive mergers and acquisitions. Given our strong balance sheet, low relative leverage, and meaningful borrowing capacity, we are well positioned to continue to take advantage of the opportunities to continue significant growth beyond 2024.”

2024 Third Quarter Financial Results

Revenue: Total revenue for the three months ended September 30, 2024, increased 29.7% to $40.7 million from $31.4 million for the three months ended September 30, 2023. This increase was due primarily to an increase in rental revenues. Rental revenue increased 34.8% to $37.4 million in the third quarter of 2024 from $27.7 million in the third quarter of 2023 due to the addition of higher horsepower packages and pricing improvements. As of September 30, 2024, we had 1,229 rented units (475,534 horsepower) compared to 1,233 rented units (400,727 horsepower) as of September 30, 2023, reflecting a 18.7% increase in total utilized horsepower. Sequentially, total revenue increased to $40.7 million in the third quarter of 2024 compared to $38.5 million in the second quarter of 2024 due to a 6.9% increase in rental revenues and a 15.3% increase in aftermarket service revenue primarily related to services for setting and installing new units.

Gross Margins: Total gross margins, including depreciation expense increased to $14.9 million for the three months ended September 30, 2024, compared to $7.9 million for the same period in 2023 and $13.4 million for the three months ended June 30, 2024. Total adjusted gross margin, exclusive of depreciation expense, for the three months ended September 30, 2024, increased to $22.9 million compared to $14.6 million for the three months ended September 30, 2023, and $21.0 million for the second quarter of 2024. These increases in year over year performance primarily are attributable to increased rental revenues and a continuation of our relatively high rental adjusted gross margin.

Operating Income: Operating income for the three months ended September 30, 2024, was $9.5 million compared to operating income of $4.9 million for the three months ended September 30, 2023, and operating income of $8.5 million, during the second quarter of 2024.

Net Income: Net income for the three months ended September 30, 2024, was $5.0 million, or $0.40 per basic share compared to net income of $2.2 million or $0.18 per basic share for the three months ended September 30, 2023, and $4.2 million or $0.34 per basic share for the second quarter of 2024. The increase in net income during the third quarter of 2024 was mainly due to increased rental revenue and rental gross margin. Sequentially, the net income increase of $0.8 million was primarily due to higher rental gross margin partially offset by increased SG&A costs during the third quarter of 2024.

Adjusted EBITDA: Adjusted EBITDA increased 53.7% to $18.2 million for the three months ended September 30, 2024, from $11.8 million for the same period in 2023. This increase was primarily attributable to higher rental revenue and rental adjusted gross margin. Sequentially, adjusted EBITDA increased 10.5% to $18.2 million for the three months ended September 30, 2024, compared to adjusted EBITDA of $16.5 million for the three months ended June 30, 2024.

Cash Flows: At September 30, 2024, cash and cash equivalents were approximately $0.4 million, while working capital was $25.5 million. For the nine months of 2024, cash flows provided by operating activities were $57.0 million, while cash flows used in investing activities was $56.7 million. Cash flow used in investing activities included $57.4 million in capital expenditures.

Debt: Outstanding debt on our revolving credit facility as of September 30, 2024, was $163 million. Our leverage ratio at September 30, 2024, was 2.25 and our fixed charge coverage ratio was 2.71. The Company is in compliance with all terms, conditions and covenants of the credit agreement.

Selected data: The tables below show revenue by product line, gross margin and adjusted gross margin for the trailing five quarters. Adjusted gross margin is the difference between revenue and cost of sales, exclusive of depreciation.

	Revenues
	Three months ended
	September 30, 2023	December 31, 2023	March 31, 2024	June 30, 2024	September 30, 2024
	($ in 000)	($ in 000)	($ in 000)	($ in 000)	($ in 000)
Rentals	$27,705	$31,626	$33,734	$34,926	$37,350
Sales	1,413	2,921	2,503	2,270	1,843
Aftermarket services	2,251	1,674	670	1,295	1,493
Total	$31,369	$36,221	$36,907	$38,491	$40,686

	Gross Margin
	Three months ended
	September 30, 2023	December 31, 2023	March 31, 2024	June 30, 2024	September 30, 2024
	($ in 000)	($ in 000)	($ in 000)	($ in 000)	($ in 000)
Rentals	$7,683	12,366	13,761	13,211	$15,043
Sales	(156)	553	253	(50)	(258)
Aftermarket services	373	421	163	269	151
Total	$7,900	$13,340	$14,177	$13,430	$14,936

	Adjusted Gross Margin (1)
	Three months ended
	September 30, 2023	December 31, 2023	March 31, 2024	June 30, 2024	September 30, 2024
	($ in 000)	($ in 000)	($ in 000)	($ in 000)	($ in 000)
Rentals	14,243	19,199	20,620	20,698	22,908
Sales	(92)	620	323	21	(185)
Aftermarket services	405	440	170	283	169
Total	$14,556	$20,259	$21,113	$21,002	$22,892

	Adjusted Gross Margin %
	Three months ended
	September 30, 2023	December 31, 2023	March 31, 2024	June 30, 2024	September 30, 2024
	% margin	% margin	% margin	% margin	% margin
Rentals	51.4%	60.7%	61.1%	59.3%	61.3%
Sales	(6.5)%	21.2%	12.9%	0.9%	(10.0)%
Aftermarket services	18.0%	26.3%	25.4%	21.9%	11.3%
Total	46.4%	55.9%	57.2%	54.6%	56.3%

	Compression Units (at end of period):
	Three months ended
	September 30, 2023	December 31, 2023	March 31, 2024	June 30, 2024	September 30, 2024
Horsepower Utilized	400,727	420,432	444,220	454,568	475,534
Total Horsepower	509,198	520,365	542,256	552,599	579,699
Horsepower Utilization	78.7%	80.8%	81.9%	82.3%	82.0%

Units Utilized	1,233	1,247	1,245	1,242	1,229
Total Units	1,947	1,876	1,894	1,899	1,909
Unit Utilization	63.3%	66.5%	65.7%	65.4%	64.4%

(1) For a reconciliation of adjusted gross margin to its most directly comparable financial measure calculated and presented in accordance with GAAP, please read “Non-GAAP Financial Measures - Adjusted Gross Margin” below.

Non-GAAP Financial Measure - Adjusted Gross Margin: “Adjusted Gross Margin” is defined as total revenue less cost of sales (excluding depreciation expense). Adjusted gross margin is included as a supplemental disclosure because it is a primary measure used by management as it represents the results of revenue and cost of sales (excluding depreciation expense), which are key operating components. Adjusted gross margin differs from gross margin in that gross margin includes depreciation expense. We believe adjusted gross margin is important because it focuses on the current operating performance of our operations and excludes the impact of the prior historical costs of the assets acquired or constructed that are utilized in those operations. Depreciation expense reflects the systematic allocation of historical property and equipment values over the estimated useful lives.

Adjusted gross margin has certain material limitations associated with its use as compared to gross margin. Depreciation expense is a necessary element of our costs and our ability to generate revenue. Management uses this non-GAAP measure as a supplemental measure to other GAAP results to provide a more complete understanding of the Company's performance. As an indicator of operating performance, adjusted gross margin should not be considered an alternative to, or more meaningful than, gross margin as determined in accordance with GAAP. Adjusted Gross margin may not be comparable to a similarly titled measure of another Company because other entities may not calculate adjusted gross margin in the same manner.

The following table shows gross margin, the most directly comparable GAAP financial measure, and reconciles it to adjusted gross margin:

	Three months ended
	September 30, 2023	December 31, 2023	March 31, 2024	June 30, 2024	September 30, 2024
	(in thousands)
Total revenue	$31,369	$36,221	$36,907	$38,491	$40,686
Costs of revenue, exclusive of depreciation	(16,813)	(15,962)	(15,794)	(17,489)	(17,794)
Depreciation allocable to costs of revenue	(6,656)	(6,919)	(6,936)	(7,572)	(7,956)
Gross margin	7,900	13,340	14,177	13,430	14,936
Depreciation allocable to costs of revenue	6,656	6,919	6,936	7,572	7,956
Adjusted Gross Margin	$14,556	$20,259	$21,113	$21,002	$22,892

Non-GAAP Financial Measures - Adjusted EBITDA: “Adjusted EBITDA” reflects net income or loss before interest, taxes, depreciation and amortization, non-cash stock compensation expense, severance expenses, impairment expenses, increases in inventory allowance and retirement of rental equipment. Adjusted EBITDA is a measure used by management, analysts and investors as an indicator of operating cash flow since it excludes the impact of movements in working capital items, non-cash charges and financing costs. Therefore, Adjusted EBITDA gives the investor information as to the cash generated from the operations of a business. However, Adjusted EBITDA is not a measure of financial performance under accounting principles GAAP, and should not be considered a substitute for other financial measures of performance. Adjusted EBITDA as calculated by NGS may not be comparable to Adjusted EBITDA as calculated and reported by other companies. The most comparable GAAP measure to Adjusted EBITDA is net income (loss).

The following table reconciles our net income, the most directly comparable GAAP financial measure, to Adjusted EBITDA:

	Three months ended
	September 30, 2023	December 31, 2023	March 31, 2024	June 30, 2024	September 30, 2024
	(in thousands)
Net income	$2,171	1,702	$5,098	$4,250	$5,014
Interest expense	1,600	2,297	2,935	2,932	3,045
Income tax expense (benefit)	1,046	431	1,479	1,294	1,383
Depreciation and amortization	6,807	7,160	7,087	7,705	8,086
Non-cash stock compensation expense	209	228	274	242	522
Severance expenses	—	—	—	33	—
Impairment	—	—	—	—	136
Inventory allowance	—	3,965	—	—	—
Retirement of rental equipment	—	505	5	—	—
Adjusted EBITDA	$11,833	$16,288	$16,878	$16,456	$18,186

Conference Call Details: The Company will host a conference call to review second-quarter financial results on Friday, November 15, 2024 at 8:30 a.m. (EST), 7:30 a.m. (CST). To join the conference call, kindly access the Investor Relations section of our website at www.ngsgi.com or dial in at (800) 550-9745 and enter conference ID 167298 at least five minutes prior to the scheduled start time. Please note that using the provided dial-in number is necessary for participation in the Q&A section of the call. A recording of the conference will be made available on our Company's website following its conclusion. Thank you for your interest in our Company's updates.

About Natural Gas Services Group, Inc. (NGS): NGS is a leading provider of natural gas compression equipment, technology and services to the energy industry. The Company manufactures, fabricates, rents, sells and maintains natural gas compressors for oil and natural gas production and plant facilities. NGS is headquartered in Midland, Texas, with a fabrication facility located in Tulsa, Oklahoma, a rebuild shop located in Midland, Texas, and service facilities located in major oil and natural gas producing basins in the U.S. Additional information can be found at www.ngsgi.com.

Forward-Looking Statements

Certain statements herein (and oral statements made regarding the subjects of this release) constitute “forward-looking statements” within the meaning of the federal securities laws. Words such as “may,” “might,” “should,” “believe,” “expect,” “anticipate,” “estimate,” “continue,” “predict,” “forecast,” “project,” “plan,” “intend” or similar expressions, or statements regarding intent, belief, or current expectations, are forward-looking statements. These forward-looking statements are based upon current estimates and assumptions.

These forward–looking statements rely on a number of assumptions concerning future events and are subject to a number of uncertainties and factors that could cause actual results to differ materially from such statements, many of which are outside the control of the Company. Forward–looking information includes, but is not limited to statements regarding: guidance or estimates related to EBITDA growth, projected capital expenditures; returns on invested capital, fundamentals of the compression industry and related oil and gas industry, valuations, compressor demand assumptions and overall industry outlook, and the ability of the Company to capitalize on any potential opportunities.

While the Company believes that the assumptions concerning future events are reasonable, investors are cautioned that there are inherent difficulties in predicting certain important factors that could impact the future performance or results of its business. Some of these factors that could cause results to differ materially from those indicated by such forward-looking statements include, but are not limited to: (i) achieving increased utilization of assets, including rental fleet utilization and unlocking other non-cash balance sheet assets; (ii) failure of projected organic growth due to adverse changes in the oil and gas industry, including depressed oil and gas prices, oppressive environmental regulations and competition; (iii) inability to finance capital expenditures; (iv) adverse changes in customer, employee or supplier relationships; (v) adverse regional and national economic and financial market conditions, including in our key operating areas; (vi) impacts of world events, including pandemics; the financial condition of the Company’s customers and failure of significant customers to perform their contractual obligations; (vii) the Company’s ability to economically develop and deploy new technologies and services, including technology to comply with health and environmental laws and regulations; and (viii) failure to achieve accretive financial results in connection with any acquisitions the Company may make.

In addition, these forward-looking statements are subject to other various risks and uncertainties, including without limitation those set forth in the Company’s filings with the Securities and Exchange Commission, including the Company's Annual Report on Form 10-K for the year ended December 31, 2023. Thus, actual results could be materially different. The Company expressly disclaims any obligation to update or alter statements whether as a result of new information, future events or otherwise, except as required by law.

For More Information, Contact:	Anna Delgado, Investor Relations
(432) 262-2700 ir@ngsgi.com
www.ngsgi.com

NATURAL GAS SERVICES GROUP, INC. CONDENSED CONSOLIDATED BALANCE SHEETS (in thousands, except par value) (unaudited)

	September 30, 2024	December 31, 2023
ASSETS
Current Assets:
Cash and cash equivalents	$410	$2,746
Trade accounts receivable, net of allowance for credit losses of $1,248 and $823, respectively	24,809	39,186
Inventory, net of allowance for obsolescence of $2,836 for each of the dates presented, respectively	20,175	21,639
Federal income tax receivable	11,382	11,538
Prepaid expenses and other	2,207	1,162
Total current assets	58,983	76,271
Long-term inventory, net of allowance for obsolescence of $1,168 for each of the dates presented, respectively	1,043	701
Rental equipment, net of accumulated depreciation of $211,841 and $191,745, respectively	407,761	373,649
Property and equipment, net of accumulated depreciation of $18,609 and $17,649, respectively	21,538	20,550
Intangibles, net of accumulated amortization of $2,478 and $2,384, respectively	681	775
Other assets	8,063	6,783
Total assets	$498,069	$478,729
LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$26,473	$17,628
Accrued liabilities	7,041	15,085
Total current liabilities	33,514	32,713
Long-term debt	163,000	164,000
Deferred income tax liability	45,691	41,636
Other long-term liabilities	4,678	4,486
Total liabilities	246,883	242,835
Commitments and contingencies
Stockholders’ Equity:
Preferred stock, 5,000 shares authorized, no shares issued or outstanding	—	—
Common stock, 30,000 shares authorized, par value $0.01; 13,741 and 13,688 shares issued, respectively	137	137
Additional paid-in capital	117,410	116,480
Retained earnings	148,643	134,281
Treasury shares, at cost, 1,310 shares for each of the dates presented, respectively	(15,004)	(15,004)
Total stockholders' equity	251,186	235,894
Total liabilities and stockholders' equity	$498,069	$478,729

NATURAL GAS SERVICES GROUP, INC. CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (in thousands, except earnings per share) (unaudited)

	Three months ended		Nine months ended
	September 30,		September 30,
	2024	2023	2024	2023
Revenue:
Rental	$37,350	$27,705	$106,010	$74,533
Sales	1,843	1,413	6,616	6,000
Aftermarket services	1,493	2,251	3,458	4,413
Total revenue	40,686	31,369	116,084	84,946
Operating costs and expenses:
Cost of rentals, exclusive of depreciation stated separately below	14,442	13,462	41,784	36,450
Cost of sales, exclusive of depreciation stated separately below	2,028	1,505	6,457	6,618
Cost of aftermarket services, exclusive of depreciation stated separately below	1,324	1,846	2,836	3,424
Selling, general and administrative expenses	5,213	2,845	14,706	12,267
Depreciation and amortization	8,086	6,807	22,878	19,390
Impairments	136	—	136	779
Retirement of rental equipment	—	—	5	—
Total operating costs and expenses	31,229	26,465	88,802	78,928
Operating income	9,457	4,904	27,282	6,018
Other income (expense):
Interest expense	(3,045)	(1,600)	(8,912)	(1,785)
Other income (expense), net	(15)	(87)	148	254
Total other expense	(3,060)	(1,687)	(8,764)	(1,531)
Income before provision for income taxes	6,397	3,217	18,518	4,487
Income tax expense	(1,383)	(1,046)	(4,156)	(1,442)
Net income	$5,014	$2,171	$14,362	$3,045
Earnings per share:
Basic	$0.40	$0.18	$1.16	$0.25
Diluted	$0.40	$0.18	$1.15	$0.25
Weighted average shares outstanding:
Basic	12,427	12,378	12,404	12,295
Diluted	12,526	12,403	12,511	12,372

NATURAL GAS SERVICES GROUP, INC. CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (in thousands) (unaudited)
	Nine months ended
	September 30,
	2024	2023
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$14,362	$3,045
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	22,878	19,390
Amortization of debt issuance costs	530	287
Deferred income tax expense	4,055	1,408
Stock-based compensation	1,038	1,826
Provision for credit losses	433	199
Impairments	136	779
Gain on sale of assets	(475)	(281)
Retirement of rental equipment	5	—
Gain on company owned life insurance	(152)	49
Changes in operating assets and liabilities:
Trade accounts receivables	13,944	(13,572)
Inventory	1,122	(2,608)
Prepaid expenses and prepaid income taxes	(1,025)	(281)
Accounts payable and accrued liabilities	1,271	14,951
Deferred income	(418)	(37)
Other	(667)	543
NET CASH PROVIDED BY OPERATING ACTIVITIES	57,037	25,698
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of rental equipment, property and other equipment	(57,350)	(128,563)
Purchase of company owned life insurance	(13)	(378)
Proceeds from sale of property and equipment	504	231
Proceeds from sale of deferred compensation mutual fund	178	—
NET CASH USED IN INVESTING ACTIVITIES	(56,681)	(128,710)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from credit facility borrowings	8,000	103,000
Repayment of credit facility borrowings	(9,000)	—
Payments of other long-term liabilities, net	(622)	(50)
Payments of debt issuance cost	(962)	(2,131)
Proceeds from exercise of stock options	70	—
Taxes paid related to net share settlement of equity awards	(178)	(982)
NET CASH (USED IN) PROVIDED BY FINANCING ACTIVITIES	(2,692)	99,837
NET CHANGE IN CASH AND CASH EQUIVALENTS	(2,336)	(3,175)
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	2,746	3,372
CASH AND CASH EQUIVALENTS AT END OF PERIOD	$410	$197
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Interest paid	$14,445	$4,347
NON-CASH TRANSACTIONS
Transfer of rental equipment components to inventory	$—	$708
Right of use assets acquired through a finance lease	$2,174	$63
Right of use asset acquired through an operating lease	$520	$—